                      POPE & TALBOT, INC. AND SUBSIDIARIES
                    Statement Showing Calculation of Average
                     Common Shares Outstanding and Earnings
                            Per Average Common Share
                  Years Ended December 31, 1998, 1997 and 1996


                                               1998                  1997                  1996
                                       ------------          ------------          ------------
Weighted average number of
  common shares outstanding              13,481,441            13,419,195            13,363,779

Application of the "treasury stock"
  method to the stock option plan               807                42,257                13,924
                                       ------------          ------------          ------------

      Total common and common
      equivalent shares,
      assuming dilution                  13,482,248            13,461,452            13,377,703
                                       ============          ============          ============



Net income (loss)                      $    342,000          $ 10,020,000          $  3,909,000
                                       ============          ============          ============

Net income (loss) per common share,
  assuming dilution                    $        .03          $        .75          $        .29
                                       ============          ============          ============


The computation of basic net income per common share is not included because the computation can be clearly determined from the material contained in this report.